ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Best Energy Services, Inc.

2.
By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Undersigned, on behalf of Best Energy Services, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors effective as of February 14, 2008, pursuant to the authority conferred upon the Board by the Corporation’s Articles of Incorporation and in accordance with the Nevada Revised Statutes:

RESOLVED:  that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

Additional detailed provided on attached Certificate of Designation of Series A Preferred Stock, dated February 14, 2008.
b

3.	Effective date of filing (optional):

6.	Officer Signature (Required):

X /s/ Les Scott
Signature

BEST ENERGY SERVICES, INC.
CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK

The Undersigned, on behalf of Best Energy Services, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors effective as of February 14, 2008, pursuant to the authority conferred upon the Board by the Corporation’s Articles of Incorporation and in accordance with the Nevada Revised Statutes:

RESOLVED:  that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1. Designation and Number.  There shall be a series of preferred stock, par value $0.001 per shares, designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be Two Million (2,000,000).

2. Dividends. The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends as provided in this Section 2.

a. The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends, out of the funds legally available therefor, which shall accrue on each share of Series A Preferred Stock (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares) at the Dividend Rate on the sum of (i) the Series A Initial Amount and (ii) all accumulated and unpaid dividends accrued thereon pursuant to this Section 2(a) from the date of issuance thereof (the “Series A Dividends”).  The sum of the Series A Initial Amount and the unpaid Series A Dividends is referred to herein as the “Series A Preference Amount.”  Such dividends will be calculated and compounded annually in arrears on December 31 of each year (each a “Dividend Date”) in respect of the prior twelve month period prorated on a daily basis for partial periods.  Such dividends shall commence to accrue on each share of Series A Preferred Stock from the date of issuance thereof whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until the Series A Preference Amount is paid in full.  Dividends on each share of Series A Preferred Stock shall be payable in cash.  The Corporation shall pay the Series A Dividends to the holders of Series A Preferred Stock upon conversion pursuant to Section 5 hereof.

b. To the extent the Corporation has funds legally available for the payment of dividends, as determined in good faith by the Board of Directors, the Corporation shall, within thirty (30) days following each calendar quarter, so long as shares of Series A Preferred Stock are issued and outstanding, declare and pay dividends equal to the accrued and unpaid dividends on such Series A Preferred Stock as of the immediately preceding calendar quarter to record holders of such Series A Preferred Stock as of the end of the immediately preceding calendar quarter.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders of the Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each holder.

c. No dividends shall be declared or paid on the Common Stock until all dividends accrued or declared but unpaid on the Series A Preferred Stock shall have been paid in full.

3. Liquidation Preference on Dissolution, Sale of the Corporation or Reorganization.

a. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily (a “Dissolution”), each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in cash in full, before any distribution is made on any Common Stock, an amount in cash (the “Series A Liquidation Amount”) equal to the greater of (i) the Series A Preference Amount applicable to such holder’s Series A Preferred Stock or (ii) the amount such holder of Series A Preferred Stock would have received had such holder converted all Series A Preferred Stock held by such holder into Common Stock including in respect of accrued but unpaid Series A Dividends immediately prior to such Dissolution. The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or the date set for the consummation of a Dissolution, provide to the holders of the Series A Preferred Stock such information concerning the terms of the Dissolution and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series A Preferred Stock.  If, upon a Dissolution, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock.  Upon any such Dissolution, after the holders of Series A Preferred Stock shall have been paid in full the Series A Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

b. In the event of any Sale of the Corporation, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in cash in full, before any distribution is made on any Common Stock, the Series A Liquidation Amount.  The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Sale of the Corporation or the date set for the consummation of a Sale of the Corporation, provide to the holders of the Series A Preferred Stock such information concerning the terms of the Sale of the Corporation and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series A Preferred Stock.  If, upon a Sale of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock.  Upon any such Sale of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the Series A Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

c. Any Reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such Reorganization.

4. Voting Rights of Series A Preferred Stock. Except as otherwise required by law or as provided herein, the shares of the Series A Preferred Stock shall not have the right to vote on any matter affecting the Corporation or upon which a vote of the holders of the Corporation’s Common Stock is required.

5. Conversion Rights.

a. Conversion Procedure.

i.	Conversion by Holder or upon call by Corporation.

1. Option of Holder.  At any time and from time to time, any holder of Series A Preferred Stock shall have the right, at its option, to convert all or any portion of the shares of Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of fully paid and nonassessable Common Stock computed by dividing the Series A Initial Amount by the Series A Conversion Price in effect on the Conversion Date.

2. Call by Corporation.  At any time after the Common Stock of the Corporation shall have closed at a market price of $9.60 or higher for more than twenty consecutive trading days, the Corporation shall have the right, at its option, to convert all or any portion of the shares of Series A Preferred Stock then issued and outstanding (including any fraction of a share) into that number of shares of fully paid and nonassessable Common Stock computed by dividing the Series A Initial Amount by the Series A Conversion Price in effect on the Conversion Date.

3. In addition, upon conversion, the Corporation shall pay all accrued and unpaid Series A Dividends on such converted shares (as determined by the Corporation is its sole discretion) (A) in cash (such dividends to be paid solely out of the Corporation’s retained earnings legally available for the payment of dividends), or (B) by the issuance of such number of shares of Series A Preferred Stock as equals the quotient of the accrued and unpaid Series A

Dividends on such converted shares and the Series A Initial Amount, and then converting such Series A Preferred Stock into Common Stock as provided for in this Section (a)(i).

ii. Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the “Conversion Date”); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation.  On the Conversion Date, the rights of the holder of such Series A Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

iii. As soon as practicable after the Conversion Date, but in any event within ten (10) business days after the holder has delivered the certificates or affidavits of loss, if applicable, evidencing the shares of Series A Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:

1. a certificate or certificates representing, in the aggregate, (1) the number of shares of Common Stock issued upon such conversion in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify, and (2) payment of the accrued and unpaid Series A Dividends with respect to the converted shares (either in cash or converted into Common Stock pursuant to Section 5(a)(i)); and

2. a certificate representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

iv. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.  Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.

v. The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock.  The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

vi. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock.  All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

b. Series A Conversion Price.  The initial conversion price of the Series A Preferred Stock shall be the $4.00, which may be adjusted from time to time hereafter (as so adjusted, the “Series A Conversion Price”).

c. Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased.

d. Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

i. the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
ii. the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

e. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of such Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

f. Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, as a part of and a condition to such reorganization, recapitalization, consolidation or merger, provision shall be made so that thereafter each share of Series A Preferred Stock shall be convertible into the same kind and amount of securities, cash or other property of the Corporation, or of the successor corporation resulting from such reorganization, recapitalization, consolidation or merger, which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments to the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

g. Adjustments for Subsequent Preferred Equity Sales.  If, the Corporation at any time sells, grants any option to purchase, otherwise disposes of, or issues (or announces any sale, grant or any option to purchase or other disposition) any Preferred Stock entitling any person to acquire shares of Preferred Stock of the Corporation of any nature whatsoever at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced to equal the Base Conversion Price.  The Corporation shall notify the holders of Series A Preferred Stock in writing, no later than the business day following the issuance of any Preferred Stock subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the

Corporation provides a Dilutive Issuance Notice pursuant to this section, upon the occurrence of any Dilutive Issuance, the holders of Series A Preferred Stock are entitled, upon conversion of such preferred to stock to receive a number of shares of common stock in the Corporation based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a holder accurately refers to the Base Conversion Price in the Notice of Conversion.

h. Notices.

i. Immediately upon any adjustment of the Series A Conversion Price, the Corporation shall give written notice thereof to all holders of such Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment and the facts upon which such adjustment is based.

ii. The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, (c) with respect to any dissolution or liquidation or any merger, consolidation, reorganization, recapitalization or similar event or (d) with respect to any other right afforded to any holder of Common Stock.

6. Corporate Redemption.

a. Redemption.  The Series A Preferred Stock may be redeemed (in whole or in part) at the option of the Corporation on or after January 1, 2009 (each an “Redemption”).  In any such case, the Corporation shall notify each holder of Series A Preferred Stock in writing (a “Redemption Notice”) of the Corporation’s intent to exercise the rights afforded by this Section 6(a), specifying the number of shares of Series A Preferred Stock to be redeemed, the date not less than thirty (30) nor more than sixty (60) days from the date of such notice on which such Series A Preferred Stock shall be redeemed (the “Redemption Date”), and the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.  Subject to Section 6(b), the Corporation shall redeem a pro rata amount from each holder of Series A Preferred Stock (based on the total number of shares of Series A Preferred Stock outstanding); provided however, if a holder of Series A Preferred Stock desires more or less than such holder’s pro rata amount to be redeemed, such holder shall notify the Corporation in writing at least ten (10) days prior to the Redemption Date and the Corporation shall make efforts to allocate the redemption in a manner consistent with the notices received from the holder’s of the Series A Preferred Stock but subject to the full redemption of the amount the Corporation has provided notice to redeem (such allocation shall be made by the Board of Directors). The Corporation shall redeem on the Redemption Date each share of Series A Preferred Stock being redeemed in cash by wire transfer of immediately available funds at a redemption price equal to the Series A Preference Amount (the “Redemption Price”). Until such time as all of the Series A Preferred Stock shall have been redeemed or converted, beginning with fiscal year 2009, the Corporation shall allocate not less than 25% of its net after-tax income to the redemption of the Series A Preferred Stock each fiscal year.

b. Conversion Rights.  Notwithstanding Section 6(a), upon receipt of the Redemption Notice, each holder of Series A Preferred Stock may, in lieu of having such holder’s applicable shares of Series A Preferred Stock being redeemed pursuant to Section 6(a), convert all or any portion of the shares of Series A Preferred Stock subject to Redemption by notifying the Corporation in writing at least ten (10) days prior to the Redemption Date of its intent to convert such shares, which conversion shall be subject to the provisions of Section 5 (and the Conversion Date of such shares shall be the Redemption Date).  The number of shares subject to Redemption shall be reduced to the extent holders of such shares elect to convert such shares into Common Stock pursuant to this Section 6(b).

c. Notices.  The notices provided for in this Section 6 shall be sent, if by or on behalf of the Corporation, to the holders of the Series A Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Series A Preferred Stock to the Corporation, by certified first class mail, postage prepaid.

d. Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement of such holder (in form reasonably acceptable to the Corporation) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.  In the event a holder fails to surrender such holder’s certificate (and/or a lost certificate affidavit and agreement to indemnify) for the redeemed Series A Preferred Stock on or before the applicable Redemption Date, such stock shall be redeemed as of the Redemption Date regardless, and the Redemption Price shall be paid to such holder upon surrender of the applicable certificate (and/or lost certificate affidavit and agreement to indemnify).

e. Status of Reacquired Shares.  Any shares of Series A Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

7. Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

8. Rank.  The Series A Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Common Stock whenever issued.

9. Identical Rights.  Each share of Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock.

10. Certificates.  So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

11. Defeasance.  Any of the rights, powers or preferences of the holders of Series A Preferred Stock set forth herein may be waived or defeased by the affirmative consent or vote of the Series A Majority Holders.

12. Definitions.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Corporation, as amended from time to time.

“Capital Stock” means (a) as to any Person that is a corporation (i) the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock of such Person, (ii) any rights, options or warrants to purchase any capital stock (including all classes of common, preferred, voting and nonvoting capital stock of such Person) of such Person, and (iii) securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any capital stock (including all classes of common, preferred, voting and nonvoting capital stock of such Person) of such Person; and (b) as to any Person that is not a corporation, an individual, government, governmental department or agency or political subdivision thereof (i) the ownership interests in such Person (however evidenced), including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, and (ii) any rights, options, warrants or securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any such ownership interests in such Person.

 “Common Stock” shall have the meaning set forth in the Articles of Incorporation of the Corporation.

“Common Stock Original Issue Price” of any share of Common Stock shall be $0.16, such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event with respect to the Common Stock.

“Conversion Date” shall have the meaning set forth in Section 5(a)(ii) hereof.

“Corporation” shall have the meaning set forth in the preamble hereof.

 “Dissolution” shall have the meaning set forth in Section 3(a) hereof.

“Dividend Date” shall have the meaning set forth in Section 2(a) hereof.

“Dividend Rate” shall mean the rate of seven percent (7%) per annum.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in the Articles of Incorporation of the Corporation.

“Redemption” shall have the meaning set forth in Section 6(a).

“Redemption Date” shall have the meaning set forth in Section 6(a).

“Redemption Notice” shall have the meaning set forth in Section 6(a).

“Redemption Price” shall have the meaning set forth in Section 6(a).

“Sale of the Corporation” shall mean a single transaction or a series of transactions pursuant to which an unaffiliated Person or Persons acquire (i) Capital Stock of the Corporation possessing the voting power to elect a majority of the Corporation’s board of directors or more than fifty percent (50%) of the voting power of the Corporation (whether by merger, consolidation or sale or transfer of the Corporation’s Capital Stock), provided, however, (a) that an initial public offering that results in an acquisition of voting power shall not be a Sale of the Corporation and (b) a merger shall not be a Sale of the Corporation as long as the stockholders of the Corporation own a majority of the common stock of the surviving entity immediately following the merger); or (ii) all or a substantial portion of the Corporation’s assets determined on a consolidated basis.

“Series A Conversion Price” shall have the meaning set forth in Section 5(b) hereof.

“Series A Dividends” shall have the meaning set forth in Section 2(a) hereof.

“Series A Initial Amount” of any share of Series A Preferred Stock shall be $10.00, such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event with respect to the Series A Preferred Stock.

“Series A Liquidation Amount” shall have the meaning set forth in Section 3(a) hereof.

“Series A Majority Holders” shall mean the holders of At least 50% of the outstanding shares of Series A Preferred Stock.

“Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

“Series A Preference Amount” shall have the meaning set forth in Section 2(a) hereof.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.